NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective as of January 27, 2026

Cash Retainers
(a) Annual Retainer for Board Membership. An annual cash retainer for general availability and participation in meetings and conference calls of our Board of Directors (the “Board”) shall be set annually by the Board and reflected on Appendix A. There shall be no additional compensation for attending individual Board meetings.

(b) Additional Retainer for Chairperson of the Board. An annual cash retainer to acknowledge the additional responsibilities and time commitment of the chairperson of the Board role shall be set annually by the Board and reflected on Appendix A.

(c) Additional Annual Retainers for Committee Membership. Additional annual cash retainers for general availability and participation in meetings and conference calls of each of the committees of the Board (each, a “Committee”) as well a retainer for the chairperson of each Committee shall be set annually by the Board and reflected on Appendix A. There shall be no additional compensation for attending individual Committee meetings.

(d) Cash Retainer Administration. All cash retainers will be paid quarterly, in arrears, or, if earlier, as soon as reasonably practicable following the resignation or removal of the non-employee director. Cash retainers to non-employee directors shall be approved as annualized cash retainers. With respect to non-employee directors whose service on the Board or a Committee begins or ends during the calendar year, such amounts shall be pro-rated based on the number of calendar days served by such director in such calendar year.

Equity Grants
(a) Annual Grants. On the day of each regular annual meeting of the Company’s stockholders (each, an “Annual Meeting”), each non-employee director who will continue serving as a member of the Board thereafter shall receive annual equity awards (the “Annual Awards”) having an aggregate value equal to $450,000 (as benchmarked with the advice of the Company’s compensation consultant) (the “Applicable Dollar Amount”), of which 50% shall be nonstatutory stock options and 50% shall be restricted stock units. The number of shares subject to such nonstatutory stock options shall be determined by dividing 50% of the Applicable Dollar Amount by the Black-Scholes value of one such option in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options and based on the average closing sale price of the Company’s stock on The Nasdaq Stock Market over the 20 consecutive trading days concluding with the last trading day prior to the grant date, rounded down to the nearest whole share. The number of shares subject to such restricted stock units shall be determined by dividing 50% of the Applicable Dollar Amount by such 20-trading day average price, rounded down to the nearest whole share. Such Annual Awards shall vest in full on the first anniversary of such date of grant, subject to the non-employee director’s continued service as a director through such date and the terms of the applicable award agreement and equity plan. Notwithstanding the foregoing, if a new non-employee director joins the Board on a date other than an Annual Meeting date, then such non-

employee director’s first Annual Awards under this paragraph will be pro-rated based on the quotient of (A) 360 minus the number of days elapsed from such non-employee director’s initial appointment to the Board and such annual award date divided by (B) 360.

(b) Initial Equity Grants: On or promptly following the date of a new non-employee director’s initial appointment or election to the Board, such non-employee director shall receive one-time initial equity awards (the “Initial Awards”) having an aggregate value equal to one and a half times (1.5x) the value of an Annual Award, of which 50% shall be nonstatutory stock options and 50% shall be restricted stock units. The value of such Initial Awards shall be calculated in the same manner as set forth for Annual Awards in paragraph (a) above. The nonstatutory stock option portion of Initial Awards shall vest as to 50% of the shares on the first anniversary of the grant date and as to an additional 12.5% of the underlying shares on the last day of each successive quarterly period thereafter for four successive quarterly periods and the restricted stock unit portion of the Initial Awards shall vest as to 50% of the restricted stock units on the first anniversary of the grant date and as to the remaining 50% of such restricted stock units on the second anniversary of the grant date, in each case subject to the non-employee director’s continued service as a director through the applicable vesting date and the terms of the applicable award agreement and equity plan.

(c) Additional Equity Grants: In addition to the foregoing, non-employee directors may also be granted such additional equity awards in such amounts and on such dates as the Board may approve.

General
(a) Revisions. The Board, with the recommendation of the Compensation Committee, may change and otherwise revise the compensation and terms of awards to be granted under this Policy, including, without limitation, the applicable cash retainers and the terms of awards, for compensation granted on or after the date the Board determines to make any such change or revision.

Appendix A
Madrigal Pharmaceuticals, Inc.
Non-Employee Director Cash Retainers

Position	Retainer ($)
Board Member	50,000
Board Chair*	35,000
Audit Committee Chair	25,000
Compensation Committee Chair	20,000
Nominating and Governance Committee Chair	12,000
Science and Technology Committee Chair	20,000
Audit Committee Member	12,500
Compensation Committee Member	10,000
Nominating and Governance Committee Member	6,000
Science and Technology Committee Member	10,000
* in addition to the board member retainer